Exhibit 10.10

FACILITY OPERATING AGREEMENT

BETWEEN

[MICROGY PROJECT ENTITY]

AND

MICROGY O&M, LLC

DATED AS OF NOVEMBER 1, 2006

TABLE OF CONTENTS

RECITALS			1
1.	Engagement		1
	1.1	Engagement of Operator	1
	1.2	Relationship of the Parties	1
	1.3	Owner’s Representative	1
2.	Description of Agreement		2
3.	Term		2
4.	Definitions		2
5.	Duties of Operator		4
	5.1	General	4
	5.2	Compliance with Authorizations	4
	5.3	Plant Procedures	4
	5.4	Plant Manager	5
	5.5	Personnel	5
	5.6	Maintenance	5
	5.7	Compliance with Laws, Permits, Licenses and Leases	6
	5.8	Security	6
	5.9	Safety	6
	5.10	Procurement of Equipment, Supplies and Services	6
	5.11	Warranties	6
	5.12	Reporting Obligations	6
	5.13	Notice of Defaults	7
	5.14	Communication of Certain Events	7
	5.15	Records and Books	7
	5.16	Emergencies	7
	5.17	Environmental Matters	8
6.	Independence		8
7.	Warranty Responsibility		8
	7.1	Operator Warranties	8
	7.2	Limitations	9
8.	Operating Expenses; Budgets		9
	8.1	Proposed Operating Budget	9
	8.2	Approved Operating Budget	9
	8.3	Major Maintenance Budget	9
	8.4	Adherence to Budget	9
9.	Additional Obligations of Owner		10
10.	Operating and Maintenance Fees; Billing and Payment		10
	10.1	Payments to Operator	10
	10.2	Billing	10
	10.3	Third Party Billing	10
	10.4	Errors in Billing	10
	10.5	Records	10
11.	Taxes		10
12.	Operator’s Representations		11

- i -

	12.1	Organization	11
	12.2	Authorization and Enforceability	11
	12.3	No Violation of Laws or Agreements	11
	12.4	Consents	11
13.	Owner’s Representations		11
	13.1	Organization	11
	13.2	Authorization and Enforceability	11
	13.3	No Violation of Laws or Agreements	11
	13.4	Consents	12
14.	Indemnification		12
	14.1	By Operator	12
	14.2	By Owner	12
	14.3	Procedures Relating to Indemnification	12
15.	Insurance Coverage		13
	15.1	Owner	13
	15.2	Operator	13
16.	Engagement of Third Parties		13
17.	Limitation of Liability		14
	17.1	General Limitation	14
	17.2	Limitation of Liability to Third Parties	14
	17.3	No Special, Indirect or Consequential Damages	14
	17.4	No Liability for Latent Defects	14
18.	Termination		14
	18.1	Termination for Breach	14
	18.2	Liability Upon Termination for Breach	14
	18.3	Remedies at Law and in Equity	15
19.	Access to Facility		15
20.	Past Due Amounts		15
21.	Notices		15
22.	Further Assurances		16
23.	Dispute Resolution		16
	23.1	General	16
	23.2	Arbitration	16
24.	Force Majeure		16
25.	Proprietary Technology		17
26.	General Provisions		18
	26.1	Governing Law	18
	26.2	Counterparts; Facsimile Signatures	18
	26.3	Headings	18
	26.4	Amendment	18
	26.5	Assignment	18
	26.6	Successors and Assigns	19
	26.7	Other Persons	19
	26.8	Waiver	19
	26.9	Not for Benefit of Third Parties	19
	26.10	Attorneys’ Fees	19

- ii -

FACILITY OPERATING AGREEMENT

THIS FACILITY OPERATING AGREEMENT is made as of                          , 2006 (the “Agreement”), by and between [MICROGY PROJECT ENTITY], a [limited liability company/limited partnership] duly organized and validly existing under the laws of the State of Texas (“Owner”), and MICROGY O&M, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Operator”).

RECITALS:

A. Owner owns or has contracted to purchase an anaerobic digester facility and related gas conditioning equipment located or to be located in the Town of                     , County of                     , State of Texas, which will extract and refine combustible biogas from the waste streams of dairy and/or swine operations and/or byproducts from the food industry (the “Facility”); and

B. The Facility has been or will be designed, constructed and operated as an integrated system, and Owner will sell refined natural gas produced by the Facility; and

C. Owner desires to engage Operator to, and Operator desires to, operate, maintain and manage the Facility under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and benefits contained herein, and intending to be legally bound, Owner and Operator hereby agree as follows:

1. Engagement.

1.1 Engagement of Operator. Subject to receipt of all required regulatory approvals, and effective upon the completion of construction, Owner hereby engages Operator as an independent contractor to operate, maintain and manage the Facility pursuant to the terms of this Agreement and authorizes Operator to perform all acts necessary or appropriate to so operate, maintain and manage the Facility, and Operator hereby accepts such engagement and agrees to perform such services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

1.2 Relationship of the Parties. Operator shall perform and execute the provisions of this Agreement as an independent contractor. Neither Operator nor its employees, subcontractors or agents shall be deemed to be the agents, servants or employees of Owner.

1.3 Owner’s Representative. Owner is currently an Affiliate of Operator, and has no employees. Operator shall act on behalf of Owner with respect to all matters contemplated by this Agreement for so long as Owner is an Affiliate of Operator and owns the Facility. From and after any Triggering Event, Owner shall appoint a representative (the “Owner’s Representative”) who shall be authorized to act on behalf of Owner, with whom Operator may consult at all reasonable times, and whose instructions, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of the parties hereunder. Thereafter, Owner shall give notice to Operator of the appointment and identity of the Owner’s Representative as soon as reasonably possible after the execution of this Agreement, and shall thereafter provide Operator at least fourteen (14) days notice of the appointment and identity of any replacement Owner’s Representative.

2. Description of Agreement. This Agreement consists of this Facility Operating Agreement itself and the Schedule and Exhibits attached hereto, which documents shall comprise the entire understanding and agreement between Owner and Operator regarding the subject matter hereof and supersede all other understandings, agreements and representations (oral or written) made or dated prior to the date hereof.

3. Term. The term of this Agreement (the “Term”) shall commence on the Commencement Date (defined below) and shall continue for a period of fifteen (15) years from such date; provided, however, that (a) the term of this Agreement shall be automatically extended for up to three (3) successive five-year periods, unless either party gives the other party written notice at least sixty (60) days prior to the expiration of the initial period or any renewal period of its intention not to renew this Agreement, (b) the term hereof may be extended by mutual agreement of Owner and Operator executed in writing, and (c) the term hereof shall be subject to earlier termination in accordance with Section 18 of this Agreement.

4. Definitions. The following definitions apply for the purposes of this Agreement:

“AAA” shall mean the American Arbitration Association.

“Affiliate” of any person shall mean any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

“Approved Operating Budget” shall have the meaning ascribed on such term in Section 8.2.

“Authorizations” shall mean the agreements, licenses or permits necessary for the operation of the Facility that are listed on Exhibit B to this Agreement.

“Commencement Date” shall mean the date on which Operator shall commence to perform its obligations under this Agreement, which shall be the date upon which Owner receives title to the Facility.

“Dispute” shall have the meaning ascribed to such term in Section 23.1.

“Environmental Laws” shall mean any Laws regarding the protection of human health or the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Solid Waste Disposal Act, 42 U.S.C. §§ 6991-6991i, the Toxic Substances Control Act, 15 U.S.C. § 2605(e), applicable Texas environmental law, and the rules, regulations and policies promulgated thereunder, including those promulgated by the United States Environmental Protection Agency, the Texas Department of Natural Resources or any other government agency having appropriate jurisdiction.

“Expenses” shall have the meaning ascribed to such term in Section 10.1(a).

“Facility” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Force Majeure” shall have the meaning ascribed to such term in Section 24.

“Hazardous Materials” shall mean any material defined as a hazardous substance, pollutant or contaminant under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), or any material defined as a regulated substance within the meaning of the Solid Waste Disposal Act, 42 U.S.C. §§ 6991-6991i, or any material defined as solid waste or hazardous waste under the Solid Waste Disposal Act, 42 U.S.C. §§ 6901-6991i, or any material regulated under Section 6(e) of the Toxic Substances Control Act, 15 U.S.C. § 2605(e), or any material defined as solid waste, hazardous waste, hazardous substance, regulated waste, acute hazardous waste, pollutant, or substance acutely hazardous to public health, safety or the environment under applicable Texas environmental law, and the rules, regulations and policies promulgated thereunder, or any other substance determined to be harmful to human health or the environment by the United States Environmental Protection Agency, the Texas Commission on Environmental Quality or any other government agency having appropriate jurisdiction.

“Laws” shall mean all federal, state and local laws, regulations, ordinances, codes, orders and directives of any governmental body or office or agent thereof, and all permits, licenses and governmental standards, applicable to the Facility or its operations, including, but not limited to, those pertaining to employment, health, safety and the environment.

“Losses” shall have the meaning ascribed to such term in Section 14.1.

“Operator” shall have the meaning ascribed to such term in the Preamble.

“Owner” shall have the meaning ascribed to such term in the Preamble. From and after a Triggering Event, Owner shall mean any person who succeeds to Owner’s rights and responsibilities under this Agreement.

“Owner’s Representative” shall have the meaning ascribed to such term in Section 1.3.

“Plant Manager” shall have the meaning ascribed to such term in Section 5.4.

“Plant Procedures” shall mean the schedules and procedures to which Operator shall adhere in the performance of the operation and maintenance services hereunder, to be established in accordance with Section 5.3.

“Proposed Operating Budget” shall have the meaning ascribed to such term in Section 8.1.

“Prudent Operating Practices” shall mean good engineering practices commonly applicable to the operation and maintenance of privately owned anaerobic digesters and gas scrubbing equipment in the United States that are similar to the Facility in size, location and output.

“Term” shall have the meaning ascribed to such term in Section 3.

“Third Party Claim” shall have the meaning ascribed to such term in Section 14.3.

“Third Party Expenses” shall mean all expenses for goods provided or services performed by third parties at Owner’s direction in connection with the operation and maintenance of each Facility in accordance with the terms of this Agreement.

“Triggering Event” shall mean any event as a result of which the Owner ceases to be an Affiliate of the Operator or ceases to own the assets comprising and related to the Facility, including in connection with the enforcement of a security interest as contemplated by Section 26.5(b).

5. Duties of Operator. At all times during the Term, Operator shall conduct and supervise the day-to-day operation, maintenance and management of the Facility. Operator shall perform its duties consistent with the following covenants:

5.1 General. Operator shall:

(a) operate the Facility consistent in all material respects with the requirements of (i) this Agreement, (ii) the Plant Procedures, (iii) all Laws, and (iv) Prudent Operating Practices; and

(b) maintain, keep and preserve the Facility and all properties required for the operation and maintenance of the Facility in all material respects in good repair, working order and operating condition.

5.2 Compliance with Authorizations. Operator shall manage and operate the Facility in a manner consistent in all material respects with the operational obligations of Owner under the Authorizations.

5.3 Plant Procedures. Operator shall create and submit to Owner a manual of Plant Procedures before the Commencement Date, which manual shall include the following:

(a) general safety policies and procedures for the Facility;

(b) a general description of the preventive maintenance program for the Facility; and

(c) system procedures and detailed plant procedures for the Facility.

(d) All drawings and operations and maintenance manuals.

The Plant Procedures shall be prepared (i) in compliance with all applicable Laws, (ii) in accordance with Prudent Operating Practices, and (iii) consistent with this Agreement, the Authorizations and all manuals and instructions relating to the Facility and the equipment therein which have been provided to Operator by Owner.

Operator may prepare and deliver to Owner from time to time a draft or modification to the Plant Procedures that the Owner or Operator may deem necessary in its performance of its services hereunder.

5.4 Plant Manager. Operator shall appoint a “Plant Manager” (and any replacement thereof), who shall be the person that shall be considered the chief supervisory officer for the Operator at the Facility. The Plant Manager (or his delegate) shall have responsibility for operational control and maintenance of the Facility on a day-to-day basis, and the Plant Manager, or his or her designee, shall be available each day during the year. Owner understands and agrees that the Plant Manager may also have plant manager or other responsibilities for Operator on other projects, and that the Plant Manager is not required to be available on a full time basis, or to be present at the Facility on a daily basis. The Plant Manager will represent Operator to Owner with respect to all matters relating to Operator’s obligations hereunder.

5.5 Personnel. Operator shall employ (either directly or through contract) and supervise the operating and maintenance personnel for the Facility and shall maintain an effective work force, as Operator, in its sole discretion, deems required to operate the Facility twenty-four hours a day, seven days a week. Operator shall hire sufficient employees and/or agents and provide such training as Operator deems necessary or appropriate to carry out its obligations under this Agreement. Owner understands and agrees that said work force may also have responsibilities to Operator on other projects, and that said work force is not required to be present at the Facility on a full time or daily basis. Operator shall determine and shall be solely responsible for any and all of Operator’s employment policies and procedures, including, but not limited to, recruiting, hiring, discharge, promotion and expense reimbursement, except the Owner may ban personnel from the Facility for inappropriate actions (i.e. drugs, safety, harassment, flagrant non-cooperation, etc.). When required by applicable Laws, Operator shall employ licensed personnel when licensed personnel are required in the jurisdiction. Operator shall perform all of the foregoing responsibilities in accordance in all material respects with the Plant Procedures.

5.6 Maintenance. Subject to any required Approved Operating Budget, Operator shall implement and maintain appropriate maintenance management systems for preventive and ordinary maintenance of the Facility, including inventory control, equipment maintenance history, and preventive maintenance schedules and programs (such preventive maintenance to meet equipment manufacturers’ specifications).

5.7 Compliance with Laws, Permits, Licenses and Leases. Operator shall perform its obligations hereunder in a manner consistent in all material respects with the Facility’s continued compliance with all Laws, warranties, permits, leases, licenses, easements and other agreements relating to the real property on which the Facility is situated, or with respect to the operation of any of the personal property which is part of the Facility, and of which Operator is made aware by Owner (by the furnishing of copies thereof to Operator). If reasonably requested by Owner, Operator shall, at Owner’s expense (i) assist Owner in obtaining and renewing all government permits, licenses and approvals required for operation and maintenance of the Facility and (ii) assist Owner in filing each report, notice and other communication which is required to be filed with any governmental agency.

5.8 Security. Operator shall initiate and maintain reasonable security precautions and programs to protect the Facility and all tools and materials stored thereon from theft, vandalism, fire and other casualty.

5.9 Safety. Operator shall initiate and maintain reasonable safety precautions and programs necessary to comply in all material respects with all applicable safety laws and other safety requirements to prevent injury to persons or damage to property on, about, or adjacent to the Facility. Operator shall use reasonable efforts to eliminate or abate safety hazards created or otherwise resulting from the performance of its services hereunder.

5.10 Procurement of Equipment, Supplies and Services. Operator, at Owner’s expense, shall procure an initial inventory of spare parts and all replacement and maintenance materials, equipment, chemicals, and supplies necessary for the operation of the Facility in accordance with its obligations hereunder and as otherwise budgeted for, and shall provide or obtain from third parties, all services necessary to operate the Facility. All materials reimbursed by Owner shall become Owner’s property and may be used solely in connection with the Facility.

5.11 Warranties. Operator shall use its commercially reasonable efforts to secure from vendors, suppliers and subcontractors, for Owner’s benefit, such warranties and guarantees as may be available regarding supplies, equipment and services purchased for the Facility, and shall assign to Owner any and all applicable warranties. Operator shall render reasonable assistance to Owner for the purpose of preserving and enforcing such warranties and guarantees, as well as any other warranties or guarantees of which Owner is a beneficiary regarding the Facility, and shall notify Owner of any claims under such warranties of which it becomes aware during the performance of its obligations hereunder.

5.12 Reporting Obligations. From and after a Triggering Event, Operator shall report to, and consult with, Owner regarding the operation of the Facility on a reasonable basis, and, within 15 days of the end of each calendar month commencing with the first full calendar month following the Commencement Date, shall provide Owner with a monthly written operating report, which shall include, but not be limited to, the following matters:

(a) Gas production and deliveries;

(b) substrate/waste deliveries and usage;

(c) major maintenance activities;

(d) safety statistics; and

(e) notices received of violations of environmental compliance from any governmental agency or authority, which shall also be separately and promptly reported to owner or Owner’s Representative by telephone and facsimile transmission.

5.13 Notice of Defaults. From and after any Triggering Event, Operator shall immediately notify Owner of any event, condition or omission known to Operator that is or would (with or without the passage of time, the giving of notice or both) be a breach or default by any party under any Authorization, and shall immediately send to Owner any notice of default received from any supplier or any party to an Authorization. If such event, condition or omission is or may become a breach or violation of an Authorization by Owner, Operator shall reasonably assist and cooperate with Owner to cure or mitigate such event, condition or omission, give such advice and recommendations as Owner may reasonably request, and follow such reasonable instructions as Owner may give, all at Owner’s expense, except to the extent said breach or violation is due to a breach of this Agreement by Operator.

5.14 Communication of Certain Events. From and after any Triggering Event, Operator shall communicate to Owner, both orally and in writing as soon as possible after the event, regarding all significant operating and maintenance events, including, but not limited to, all forced and unscheduled outages, partial or full load restrictions due to equipment unavailability and any other events or causes which may, in Operator’s reasonable judgment, jeopardize personnel or property or result in the unavailability of major equipment at the Facility.

5.15 Records and Books. Operator shall maintain records and books of account, reflecting financial transactions regarding the operation and maintenance of the Facility; shall retain such information for a minimum of three years; and, from and after any Triggering Event, shall make such records (other than personal records specific to individuals) available for inspection by Owner during normal business hours upon reasonable prior notice. From and after any Triggering Event, Operator shall maintain the confidentiality of all financial information pertaining to Owner and the Facility.

5.16 Emergencies. Notwithstanding anything to the contrary set forth herein, in the event there exists (a) an emergency with respect to the operation or maintenance of the Facility which presents a risk of injury to persons or damage to any property on, about or adjacent to the Facility or (b) a situation requiring immediate action which threatens the continuous operation of the Facility in accordance with the terms of this Agreement, Operator shall be entitled to take all such immediate action as may be reasonably necessary to eliminate or abate the effects of such emergency, without first consulting with any Owner’s Representative. Except in the case of an emergency resulting from Operator’s negligent or intentional act or omission, Owner shall reimburse Operator for all reasonable costs, expenses and obligations incurred in taking such action in accordance with Section 10.1 hereof, provided that, from and after any Triggering

Event, Operator shall immediately notify Owner of any such emergency and promptly provide Owner with a reasonably detailed explanation for any action taken in response thereto and the cost thereof.

5.17 Environmental Matters. Owner and Operator acknowledge and agree that, during the operation of the Facility and the performance by Operator of its obligations hereunder, (i) Owner will at all times and for all purposes remain the owner of the Facility, and (ii) Hazardous Materials will be used, generated, manufactured, stored, produced discharged, transported, handled by, on, under or about the Facility or its vicinity. Notwithstanding anything else set forth herein to the contrary, except with respect to materials, equipment, chemicals and supplies that Operator brings on to a Facility site, at no time during the performance of any services or obligations hereunder shall Operator be deemed to be the owner of or to otherwise have any title to any Hazardous Materials so used, generated, manufactured, stored, produced, discharged, transported, handled or released on, within or near the Facility. Owner agrees to indemnify, defend and hold harmless Operator and its employees, affiliates, officers, directors and controlling persons from and against any and all Losses (as defined in Section 14.1) which arise out of, relate to, result from or occur by reason of any allegation, claim, assertion or threat by any third party as to Operator’s liability under any Laws relating to the environment or Hazardous Materials as a result of Operator’s operation of the Facility on behalf of Owner hereunder or ownership of or interest in any Hazardous Materials, subject to the indemnification procedures set forth in Section 14.3 hereof, except if such Losses are due solely and directly to the gross negligence or willful misconduct of Operator or relate to materials, equipment, chemicals and supplies that Operator brings on to a Facility site. The indemnification provided for in this Section 5.18 shall not be subject to the limitations on indemnification set forth in Section 17 of this Agreement.

6. Independence. Both parties acknowledge that Operator may enter into a separate agreement with providers of goods and services to the Facility. Such agreements shall be completely independent of this Agreement.

7. Warranty Responsibility.

7.1 Operator Warranties. Operator warrants that all operating, maintenance and management services provided under this Agreement shall be performed in all material respects in accordance with Prudent Operating Practices and as necessary to preserve all manufacturers’ warranties and insurance coverages and to comply with any and all Authorizations for operation of the Facilities, provided that Operator has received written notification of same pursuant to Section 5.7. Operator shall re-perform, at Owner’s written request made within thirty (30) days of discovery of a nonconforming service, all services required to be performed hereunder which are determined not to conform to the foregoing warranty. Operator shall provide the labor, engineering, supervision, tools and materials necessary to effect such nonconforming services consistent with Owner’s reasonable requirements. Owner may undertake to remedy the nonconforming service and in such case Operator shall reimburse Owner for all reasonable costs incurred thereby.

7.2 Limitations. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OPERATOR MAKES NO REPRESENTATIONS, COVENANTS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED. OWNER’S EXCLUSIVE REMEDIES, AND OPERATOR’S ONLY OBLIGATIONS, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF SERVICES HEREUNDER BY OPERATOR, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL BE THOSE STATED IN SECTIONS 7.1 OR 14.1 HEREOF.

8. Operating Expenses; Budgets.

8.1 Proposed Operating Budget. From and after any Triggering Event, no later than September 1st of each year, Operator shall prepare and submit to Owner a proposed budget (“Proposed Operating Budget”) for the operation of the Facility for the ensuing calendar year beginning January 1st. The Proposed Operating Budget shall set forth all of the labor, direct materials and service costs that Operator anticipates will be necessary for the operation of the Facility, both (i) during the ensuing year and (ii) during the succeeding four years, all within the scope of Operator’s obligations hereunder and as determined in accordance with Exhibit A to this Agreement. Each Proposed Operating Budget shall be based on reasonable methods of operating and maintaining the Facility consistent with Prudent Operating Practices, which will enable Operator to perform its obligations under this Agreement and which incorporates the allowances, costs and fees set forth in Exhibit A hereto.

8.2 Approved Operating Budget. Any required Proposed Operating Budget shall be reviewed by the Owner and revised with the Operator as needed prior to the Commencement Date thereof and annually prior to January 1st of each year during the term of the Agreement. Upon approval by the Owner, each Proposed Operating Budget shall become the “Approved Operating Budget” for the Facility.

8.3 Major Maintenance Budget. Notwithstanding anything in this Article 8 to the contrary, from and after any Triggering Event, the Facility shall have a budget for major maintenance that is based upon the major maintenance requirements and schedule for the Facility, as recommended by the manufacturer of the major components of the Facility, and as approved by the Owner (the “Major Maintenance Budget”). The Major Maintenance Budget shall be incorporated into and made a part of any required Approved Operating Budget for the Facility.

8.4 Adherence to Budget. Operator shall use its commercially reasonable efforts to operate and maintain the Facility in accordance in all material respects with its obligations hereunder consistent with the then-current Approved Operating Budget, if any. If Operator comes to believe that any operating or maintenance budget category within the Approved Operating Budget for the Facility will be exceeded in any month by more than fifteen percent (15%), Operator shall notify Owner of such belief in writing on or before the 15th day of the ensuing month.

9. Additional Obligations of Owner. In addition to all other obligations of Owner set forth in this Agreement, from and after any Triggering Event, Owner shall be responsible for the following activities, each to be at Owner’s expense: (a) procuring and maintaining in effect the Authorizations; (b) filing any air quality monitoring reports and other reports required to be filed with applicable federal, state and local governmental authorities with respect to the operation of the Facility; and (c) delivering to Operator true, correct and complete copies of all executed Authorizations, and all amendments thereto.

10. Operating and Maintenance Fees; Billing and Payment.

10.1 Payments to Operator. Except for Third Party Expenses paid directly by Owner, Owner shall pay, in the manner set forth herein, (i) all reasonable costs and expenses for operation and maintenance services (which, after a Triggering Event, shall be set forth in an Approved Operating Budget), and (ii) after a Triggering Event, reasonable operation and maintenance expenses in excess of any Approved Operating Budget (provided that Operator notifies Owner of such expenses in excess of any Approved Operating Budget in compliance with Section 8.4 herein), in each case as determined in accordance with Exhibit A attached hereto (“Expenses”).

10.2 Billing. On or before the tenth (10th) day of each calendar month, Operator shall send a statement to Owner an invoice itemizing labor, material and service costs for Expenses incurred during the preceding calendar month for the Facility. Owner shall pay such invoice within thirty (30) days after receipt of each such invoice.

10.3 Third Billing Party. All Third Party Expenses arising from contracts negotiated directly by Owner with third parties shall be billed to Owner directly by such third-party contractor.

10.4 Errors in Billing. If either party hereto shall find at any time within 14 months after the date of any payment hereunder that there has been an overcharge or undercharge, the party finding the error shall promptly notify the other party in writing. In the event of an undercharge, Owner shall pay the amount due within sixty (60) days of the date of the notice of error. In the event of an overcharge, Operator shall refund the overpayment to Owner within sixty (60) days of the date of the notice of error.

10.5 Records. Each party shall have the right, at its sole expense during normal business hours, to examine the other party’s records to the extent necessary to verify the accuracy of any statement, charge, notice or computation made hereunder.

11. Taxes. Owner shall pay any real or personal property taxes assessed against Operator in connection with Operator’s provision of services to Owner under this Agreement, Owner shall reimburse Operator for the entire amount of such tax, and Operator and Owner shall meet to negotiate in good faith methods by which the relationship herein provided may be restructured (and this Agreement amended) to eliminate or reduce the payment of such tax, consistent with the intent of this Agreement.

12. Operator’s Representations. Operator hereby represents and warrants to Owner as follows:

12.1 Organization. Operator is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of Texas. Operator has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

12.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Operator. This Agreement has been duly executed and delivered by Operator and constitutes the legal, valid and binding obligation of Operator.

12.3 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not (a) contravene any provision of Operator’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Operator is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable Law.

12.4 Consents. Operator has obtained all consents, licenses, approvals and authorizations of, or registration or filing with, any person, including any governmental authority or other regulatory agency, that are required in connection with the execution and delivery of this Agreement or the performance by Operator of its obligations hereunder.

13. Owner’s Representations. Owner hereby represents and warrants as follows:

13.1 Organization. Owner is a limited liability company, duly organized and validly existing under the laws of the State of Texas. Owner has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder.

13.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner. This Agreement has been duly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner.

13.3 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Owner will not (a) contravene any provision of Owner’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Owner is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable Law.

13.4 Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the performance by Owner of its obligations hereunder.

14. Indemnification.

14.1 By Operator. Operator shall indemnify, save harmless, and defend Owner, its Affiliates and their respective partners, agents, employees, managers, members, agents, contractors, subcontractors, Affiliates’ employees, officers, directors, invitees, successors and controlling persons and those banks and financial institutions providing financing for the Facility from and against any and all claims, suits, actions, legal proceedings, fines, demands, liabilities, costs and expenses of whatsoever kind or character, including, but not limited to property damage, personal injury and death, and all costs of investigation and defense including reasonable attorneys’ fees, disbursements and court costs (collectively referred to herein as “Losses”), to the extent that such Losses arise out of, relate to, result from or occur wholly or in part by reason of (a) the gross negligence, fraud or willful misconduct of Operator or its officers, directors, employees, agents, contractors, subcontractors and invitees in connection with, or incident to, this Agreement or the performance of Operator’s obligations hereunder or (b) any materials, equipment, chemicals and supplies that Operator brings on to the Facility site. Operator will not be required to indemnify Owner for Losses hereunder to the extent that any such Losses are caused by Owner or anyone acting on Owner’s behalf or under its instructions, including, but not limited to suppliers, vendors and the employees and agents of Owner or any such suppliers or vendors.

14.2 By Owner. Owner shall indemnify, save harmless and defend Operator, its Affiliates, and their respective agents, employees, managers, members, agents, contractors, subcontractors, employees, officers, directors, invitees, successors and controlling persons and those banks and financial institutions providing financing for the Facility from and against any and all Losses (including Losses for which Operator is entitled to indemnification pursuant to Section 5.18 hereof) related to the ownership or operation of the Facility other than (a) Losses arising out of or relating to the gross negligence or willful misconduct of Operator or (b) those for which Operator is obligated to indemnify Owner pursuant to Section 14.1.

14.3 Procedures Relating to Indemnification. In order for a party (the “indemnified party”) to be entitled to any indemnification from the other party (the “indemnifying party”) provided for under this Agreement in respect of any Loss made by any person, firm, governmental authority or corporation against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within fourteen (14) days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

The indemnifying party will be entitled to participate in the defense of a Third Party Claim made against an indemnified party and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, with respect to such assumption, (a) such counsel is reasonably acceptable to the indemnified party and (b) the indemnifying party first admits in writing its liability to the indemnified party with respect to all material elements of such claim and notifies the indemnified party of its intention to assume such defense within sixty (60) days of receipt of notice of a Third Party Claim. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third Party Claim, the indemnified party (x) will cooperate in all reasonable respects with the indemnifying party in connection with such defense, (y) will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party’s prior written consent and (z) will agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which does not obligate the indemnified party to take or forbear to take any action.

In the event the indemnifying party shall assume the defense of any Third Party Claim as provided above, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not so assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate; provided, that the indemnified party may not settle such claim or litigation on such terms as the indemnified party may deem appropriate, and the indemnifying party shall have no obligation to reimburse the indemnified party for such settlement, until after giving notice of same to the indemnifying party and the indemnifying party shall have accepted the terms of the settlement set forth therein or failed to object to such settlement terms within thirty (30) days of such notice.

15. Insurance Coverage.

15.1 Owner. Owner shall be responsible to maintain insurance coverages appropriate for ownership and operation of the Facilities.

15.2 Operator. Operator shall provide and maintain the insurance coverages described in the attached Exhibit C to this Agreement.

16. Engagement of Third Parties. Operator may engage such persons, corporations or other entities (including Affiliates of Operator) as it deems advisable for the purpose of performing or carrying out any of the obligations of Operator under this Agreement, provided that Operator remains responsible for all of its obligations under this Agreement.

17. Limitation of Liability.

17.1 General Limitation. Notwithstanding anything else to the contrary set forth herein, and except for the indemnification obligations of the Owner under Section 5.18, the aggregate liability of Operator with respect to claims of Owner arising out of the performance or non-performance by Operator of services or any other obligations under this Agreement, whether based on contract, warranty, indemnity, tort (including negligence), strict liability or otherwise, shall in no event exceed, during any calendar year, $25,000.

17.2 Limitation of Liability to Third Parties. This Agreement is intended solely for the benefit of the parties and their respective successors and permitted assigns and is not intended to, and shall not, confer any rights or benefits on any third party. Without limiting the foregoing, under no circumstance shall the terms hereof be deemed to make Operator directly responsible to third parties for any penalties or other liabilities payable under the Authorizations.

17.3 No Special, Indirect or Consequential Damages. Neither Operator nor Owner will be liable to the other for any special, punitive, exemplary, indirect or consequential damages arising in connection with this Agreement, whether based on breach of contract, tort (including negligence), strict liability or otherwise including but not limited to loss of profits or revenues on services not performed, loss of use of the other party’s facilities, loss of use of nonperformance of an obligation imposed under this Agreement. Owner acknowledges and agrees that this limitation shall apply to any claim for indemnification under Section 14.1 of this Agreement. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

17.4 No Liability for Latent Defects. Notwithstanding any provision herein to the contrary, Operator shall not be responsible or liable for any penalties, costs, losses, damages, liabilities or expenses or for any loss of profits or revenue incurred by Owner under this Agreement to the extent caused by latent defects in equipment provided as part of the services under this Agreement (whether or not supplied by Operator).

18. Termination.

18.1 Termination for Breach. If either party fails to perform any obligation under this Agreement, or otherwise breaches any provision of this Agreement and has not cured such default or breach within thirty (30) days after being notified thereof (or, if the default or breach is such that its cure cannot be effected within thirty (30) days, then if appropriate steps have not been taken within such 30-day period that will lead to a cure promptly thereafter), the non-breaching party may terminate this Agreement by giving thirty (30) days’ prior written notice at any time within sixty (60) days after the end of such 30-day period.

18.2 Liability Upon Termination for Breach. If either party terminates this Agreement under Section 18.1, the breaching party shall, in addition to reimbursing the non-breaching party for all amounts due for equipment and supplies procured and services rendered hereunder, shall reimburse the non-breaching party for its direct costs of termination, which shall include (without any double counting) all reasonable costs and expenses of Operator moving out or being removed from the Facility.

18.3 Remedies at Law and in Equity. Nothing in this Section 18 shall be deemed to limit in any way any rights or remedies which either party may have, at law or in equity, for any breach of this Agreement by the other party, except that a party’s damages shall be limited in accordance with Section 17, and, with respect to termination for breach within one (1) year of the effective date of this Agreement, they shall also be limited to reimbursement as provided in paragraph 18.2.

19. Access to Facility. Operator and its agents and employees shall have full and free access at all times to the Facility to provide services under this Agreement or otherwise to inspect the Facility. Both the Owner and Operator invitees shall have the right at any reasonable time to inspect the Facility. Owner shall have the right to inspect the private financial books and records of Operator which relate to the Facility and which may be located therein, in accordance with the provisions of Section 5.16 of this Agreement.

20. Past Due Amounts. Any amounts owing to Operator under this Agreement which are not paid by the date due hereunder shall accrue interest at a rate equal to the lesser of (i) the prime rate, as reported from time to time by The Wall Street Journal, plus two percent (2%) or (ii) ten percent (10%).

21. Notices. Unless otherwise specified herein, any notice required or permitted under this Agreement shall be in writing and shall be valid and sufficient if transmitted by messenger, courier service, facsimile or first class certified mail postage prepaid addressed to the other party as follows:

If to Operator:	Microgy O&M, LLC
c/o Environmental Power Corporation
One Cate Street, 4th Floor
Portsmouth, NH 03801
FAX: (603) 431-2650
Attention: General Counsel

With a copy to:	Pierce Atwood LLP
One New Hampshire Avenue, Suite 350
Portsmouth, NH 03801
FAX: (603) 433-6372
Attention: Scott Pueschel, P.C.

If to Owner:	[Microgy Project Entity]
(prior to a	c/o Environmental Power Corporation
Triggering	One Cate Street, 4th Floor
Event)	Portsmouth, NH 03801
FAX: (603) 431-2650
Attention: General Counsel

Any party may change such address by notice given to the other parties in the manner set forth above. All notices shall be effective (i) if sent by messenger or courier service, when delivered, (ii) if sent by mail, two days after posting, and (iii) if sent by facsimile, when sent (provided that, if sent by facsimile, a duplicate copy thereof is promptly sent by mail); provided that if a provision hereof specifies that a period shall be measured by a fixed number of days after receipt of a notice, notice shall be effective when received, irrespective of the means of delivery.

22. Further Assurances. Operator and Owner agree to perform such further acts and execute and deliver any documents as may be reasonably required by any provision of this Agreement.

23. Dispute Resolution.

23.1 General. In the event of any dispute between the parties to this Agreement, the parties shall use good faith efforts to resolve such dispute. If the dispute cannot be so resolved, the dispute shall be resolved by a representative of senior management of Environmental Power Corporation (“EPC”) so long as both parties are under the control of EPC, and if not then the dispute shall be submitted to binding arbitration. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”). The parties shall commence the arbitration by jointly filing a written submission with the Tarrant County, Texas, office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

23.2 Award by Arbitrator. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to (i) award damages in excess of the portion of any damages originally claimed in connection with such dispute, (ii) award multiple, consequential, punitive or exemplary damages, or (iii) grant injunctive relief, specific performance or other equitable relief.

23.2 Costs and Expenses. In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s reasonable attorneys’ fees or costs, witness fees, if any, costs of investigation and similar expenses) shall be shared equally by the parties to such proceeding.

24. Force Majeure. Neither party shall be deemed in breach of its obligations under this Agreement because of any delay or failure in the performance of such obligations to the extent such delay or failure is due to circumstances beyond the reasonable control of Operator, including but not limited to acts of God; weather conditions; strikes or other labor difficulties; war; terrorism; riots; earthquakes; public disturbances; epidemics; requirements, actions or failures to act on the part of federal, state or local governmental authorities; acts of any other party; accident; fire; or damage to, loss of right to or destruction or breakdown of necessary facilities not directly caused by the negligence, gross negligence or willful misconduct of the affected party (such causes hereinafter called “Force Majeure”); provided that; (a) within forty-eight (48) hours of the occurrence, or as soon thereafter as practicable, the affected party gives notice describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; (c) affected party uses commercially reasonable efforts to remedy its inability to perform; and (d) when the affected party is able to resume performance of its obligations under this Agreement, it shall give notice to that effect. No event of Force Majeure shall delay or excuse the performance by either party of any payment obligation arising hereunder.

25. Proprietary Technology. Owner understands that Operator (or one or more of its Affiliates) is the owner of a license from Danish Biogas Technology, A.S. (“DBT”) granting Operator and its Affiliates significant and valuable intellectual property rights in the technology used in certain portions of the Facility (the “License”). Owner represents, warrants and covenants that neither it nor its employees, agents or assignees will reverse-engineer, analyze, evaluate, investigate, decompile or otherwise attempt to ascertain the chemical compositions, mechanical operations, software programming, hardware components, engineering know-how or functionality of those portions or elements of a Facility that incorporate DBT’s proprietary technology or any of Operator’s ancillary technologies. Owner agrees that it will honor all reasonable security measures and access restrictions imposed by Operator or DBT from time to time to protect its intellectual property rights in the technology at the Facility. Without limited the foregoing obligations, Owner agrees that all information regarding the mechanical operations, software programming, hardware components, engineering know-how or functionality of the Facility based on or derived from the technology which is the subject of the License (“Proprietary Information”) is confidential and proprietary to Operator and DBT. Owner will not disclose any Proprietary Information to any person or entity or use the same for any purposes (other than in the exercise of its rights and performance of its obligations under this Agreement and the operation of the Facility), unless and until such Proprietary Information has become public knowledge without fault by Owner. Notwithstanding the foregoing, Owner may disclose Proprietary Information to the extent that it is compelled to do so by law or legal process (including, without limitation, in connection with obtaining or maintaining any permit), provided that the Owner gives Operator prior written notice of its intention to make such a disclosure and affords Operator an opportunity to seek confidential treatment or an appropriate protective order for such Proprietary Information. Owner acknowledges that a violation of this Section 25 would cause irreparable harm to Operator, its Affiliates and DBT and that money damages alone would be insufficient to compensate Operator, its Affiliates or DBT for such harm. Accordingly, in addition to any other remedies they may have at law or in equity, Operator, its Affiliates and DBT shall be entitled to temporary and permanent injunctive relief, including temporary restraining orders, preliminary and permanent injunctions and orders of specific performance to enforce the obligations of this Section 25 without the necessity of proving actual damages or posting a bond.

26. General Provisions.

26.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, excluding choice-of-law provisions which would direct the application of the laws of another jurisdiction.

26.2 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signatures.

26.3 Headings. Titles and headings of the sections of this Agreement are for convenience of reference only and do not form a part of and shall not in any way affect the interpretation of this Agreement.

26.4 Amendment. No modification or amendment of this Agreement shall be valid unless in writing and executed by all parties to this Agreement.

26.5 Assignment. No party hereto shall assign or otherwise convey any of its rights, titles or interests under this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that without any such consent, any party hereto or its respective successor or permitted assignee may assign any or all of its rights, titles and interests hereunder to:

(a) any person, corporation, bank, trust, company, association or other business or governmental entity as security in connection with obtaining or arranging financing for such party in connection with the Facility; or

(b) any person, corporation, bank, trust, company or other business or governmental entity in order to enforce any security assignment described in (a) above; or

(c) any person, corporation or other successor entity (whether by merger, consolidation or sale of substantially all assets) which either is continuing to conduct or is an Affiliate of any entity which is continuing to conduct a substantial portion of the business currently being conducted by such party and its Affiliates; provided, that (i) such entity, together with its Affiliates, has substantially the same financial wherewithal as such party and its Affiliates and (ii) such entity agrees to comply with the obligations of such party hereunder.

Upon each permitted assignment described in this clause (other than in (a) above) by any party hereto, the assignee of such party shall expressly assume in writing all of the obligations of such party hereunder. Upon the request of any party, the other party shall acknowledge in writing any permitted assignment described in this Section 26.5 and the right of any permitted assignee to enforce this Agreement against such other party.

Unless otherwise agreed by the parties hereto in a separate writing, no permitted assignment described in this Section 26.5 shall relieve the assigning party from any of its obligations under this Agreement. However, the assignee may be required by the assigning party to agree to indemnify and hold harmless the assigning party from some or all of its obligations under this Agreement.

26.6 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, to the extent that assignment is permitted under this Agreement.

26.7 Other Persons. Nothing in this Agreement shall be construed to prevent or prohibit Operator from providing operating services to any other person, organization or entity.

26.8 Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

26.9 Not for Benefit of Third Parties. This Agreement and each and every provision thereof is for the exclusive benefit of the parties to this Agreement and not for the benefit of any third party.

26.10 Attorneys’ Fees. If any action or proceeding, including any arbitration proceeding pursuant to Section 23, is brought by any party to remedy a breach of this Agreement or to enforce any of its provisions, the prevailing party shall be entitled to, in addition to any other relief granted in such action or proceeding, reasonable attorneys’ fees, expenses, disbursements and court costs.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

OWNER:

[MICROGY PROJECT ENTITY]

By:
Name:
Title:

OPERATOR:

MICROGY O&M, LLC

By:
Name:
Title:

Signature Page to Facility Operating Agreement

EXHIBIT A

Basic Operating Expenses

Section 1. Definitions.

For the purposes of this Exhibit, the term “Work” means all of Operator’s operating, maintenance and management services to be provided under this Agreement.

Section 2. Labor.

Owner shall reimburse Operator for the cost to Operator of wages and salaries for such time as is devoted to the Work by permanent and temporary employees, plus an allowance of thirty-eight percent (38%) of such wages and salaries as compensation to Operator for the cost of payroll insurance and taxes (e.g., FICA, SDI, SUI and FUI), workers’ compensation insurance, holidays, vacations, group medical and life insurance, salary continuation and other employee benefits. This allowance shall be adjusted each year during the life of this Agreement to reflect actual statutory changes and other actual changes in company employee benefits or the cost thereof.

Section 3. Direct Materials and Service Costs.

Costs actually incurred by Operator for supplies, parts, expendable materials and outside services used in the operation and maintenance of the Facility or otherwise incurred for or on behalf of Owner in the performance of services by Operator hereunder. Such costs will include, but not be limited to costs of subcontractors, materials, spare parts (including spare parts held in inventory), tools, consumables, utility costs, supplies, taxes (other than income taxes) and fees, and insurance costs relating to the Facility. Such costs will also include a reserve amount collected for future equipment overhauls which Operator anticipates will be necessary in connection with future operation and maintenance of the Facility.

C-1